Exhibit 99.1

First Foundation Announces 2020 Third Quarter Financial Results

Third Quarter 2020 Summary

●	Net income of $30.9 million and earnings per share of $0.69
●	Total revenues of $75.3 million
●	Return on average assets of 1.79%
●	Return on average tangible equity of 22.2%
●	Tangible book value per share increased to $13.05 and tangible common equity to tangible assets to 9.12%
●	Net interest margin increased to 3.03%
●	Completed securitization of $553 million of loans, recognizing a $15.1 million gain

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the three and nine months ended September 30, 2020. As we present certain non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Use of Non-GAAP Financial Measures.”

“We delivered another quarter of strong results, including double digit growth of revenue and earnings, and tangible book value increased to $13.05 per share,” said Scott F. Kavanaugh, CEO. “Our lending, deposit, wealth management, and trust businesses continue to perform very well and are the cornerstones of our robust business model. Loan originations were again solid and our core deposits reached record levels. The credit quality of our loan portfolio positions us well heading into the fourth quarter. Our employees have done a remarkable job delivering on our value proposition to help our clients wherever they are in their financial journey. I am so grateful for their tireless work especially over the past several months.”

Additionally, First Foundation announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.07 per common share, payable on November 17, 2020 to common stockholders of record as of November 9, 2020.

Highlights

Financial Results:

●	2020 third quarter compared to 2020 second quarter:
o	Total revenues were $75.3 million, an increase of 31%
o	Net interest income was $51.6 million, an increase of 7%
o	Income before taxes was $43.1 million, an increase of 72%
o	Earnings were $30.9 million, an increase of 73%
o	Earnings per fully diluted share were $0.69, compared to $0.40
o	Nonperforming assets (“NPAs”) to total assets remained low at 0.32%
●	2020 third quarter compared to 2019 third quarter:
o	Total revenues were $75.3 million, an increase of 32%
o	Net interest income was $51.6 million, an increase of 20%
o	Income before taxes was $43.1 million, an increase of 78%
o	Earnings were $30.9 million, an increase of 78%
o	Earnings per fully diluted share were $0.69, compared to $0.39

●	2020 third quarter financial ratios:
o	Return on average tangible equity of 22.2%
o	Return on average assets of 1.79%
o	Efficiency ratio of 40% for the quarter and 49% year to date
o	Total tangible shareholders’ equity of $582 million, tangible book value of $13.05 per share, and tangible common equity to tangible assets of 9.12%

Other Activity:

●	Completed securitization of $553 million of loans, recognizing a $15.1 million gain, inclusive of associated mortgage servicing rights of $3.9 million.
●	Forbearances and deferrals decreased to 1.07% of loans, to a total of $55 million, from 2.3% and $132 million in the prior quarter.
●	Net interest margin (“NIM”) was 3.03% for the third quarter.

●	Loan originations totaled $414 million for the quarter.
●	The allowance for credit losses for loans decreased by $3.9 million in the quarter. This change was a result of the decrease in loans held for investment as well as a slight improvement in the economic scenario we utilize for the CECL calculation.
●	Core funding increased to 90% of total deposits from 76% the prior year. Cost of deposits decreased to 0.57% from 0.84% in the prior quarter.
●	Recognized a $1.3 million valuation allowance on mortgage servicing rights as a result of changes in the interest rate environment and prepayment speeds.
●	Increased the allowance for credit losses related to interest-only strip securities by $5.7 million in the quarter, as a result of changes in the interest rate environment and prepayment speeds.
●	Declared and paid cash dividend of $0.07 per share in the quarter.
●	Assets under management (“AUM”) at FFA increased to $4.5 billion.

“In a quarter characterized by uncertainty in the U.S. economy, we produced positive results across our business,” said David DePillo, President. “Our already strong credit quality remains solid, as evidenced by NPAs of 32 bps. And our investments in both retail and digital banking have translated to 25% growth year over year in our core deposits while our efficiency ratio improved to 40.1%.”

Details

●	Total loans, including loans held for sale, increased $77 million in the first nine months of 2020, including $1.8 billion of originations.
●	The $573 million growth in deposits during the first nine months of 2020 included increases in specialty deposits of $564 million, and branch deposits of $353 million, and digital channel deposits of $329 million, which were partially offset by a $674 million decrease in wholesale deposits. FHLB advances decreased by $473 million in the first nine months of the year.
●	The $232 million increase in AUM during the third quarter of 2020 was the net result of $25 million of new accounts, $258 million of portfolio gains, and terminations and net withdrawals of $51 million.

About First Foundation

First Foundation, (NASDAQ: FFWM), a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release, including statements in the Discussion of Changes in Results of Operations and Financial Position below, regarding our expectations and beliefs about our future financial performance and financial condition, dividends, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk of incurring loan losses, which is an inherent risk of the banking business; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with the Federal Reserve Board taking actions with respect to interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that we filed with the SEC on March 2, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 that we filed with the SEC on May 8, 2020, our Quarterly Report on Form 10-Q for the Quarter ended June 30, 2020 that we filed with the SEC on August 7, 2020, and other documents we file with the SEC from time to time. We urge readers of this news release to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

Kevin Thompson

Chief Financial Officer

First Foundation Inc.

949-202-4164

kthompson@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	September 30,	June 30,	September 30,
	2020	2020	2019
ASSETS

Cash and cash equivalents	$282,983	$414,179	$268,446
Securities available-for-sale	890,981	863,778	1,042,940
Allowance for credit losses - investments	(8,049)	(2,371)	—
Net securities	882,932	861,407	1,042,940

Loans held for sale	512,598	527,970	501,860

Loans held for investment	4,615,323	5,136,812	4,374,208
Allowance for credit losses - loans	(24,183)	(28,129)	(20,500)
Net loans	4,591,140	5,108,683	4,353,708

Investment in FHLB stock	17,250	23,598	17,250
Deferred taxes	7,157	9,194	9,534
Premises and equipment, net	8,265	8,188	8,694
Goodwill and intangibles	95,735	96,181	97,717
Other assets	83,878	91,893	58,197
Total Assets	$6,481,938	$7,141,293	$6,358,346

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$5,463,813	$5,647,841	$5,170,566
Borrowings	269,000	764,600	520,000
Accounts payable and other liabilities	71,189	90,131	63,420
Total Liabilities	5,804,002	6,502,572	5,753,986

Shareholders’ Equity
Common Stock	45	45	45
Additional paid-in-capital	433,263	432,791	433,426
Retained earnings	228,396	200,582	162,792
Accumulated other comprehensive income (loss)	16,232	5,303	8,097
Total Shareholders’ Equity	677,936	638,721	604,360
Total Liabilities and Shareholders’ Equity	$6,481,938	$7,141,293	$6,358,346

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Interest income:
Loans	$55,231	$55,134	$56,483	$165,249	$166,828
Securities	6,107	6,539	5,349	19,643	17,700
FHLB Stock, fed funds sold and deposits	353	259	782	1,069	1,938
Total interest income	61,691	61,932	62,614	185,961	186,466

Interest expense:
Deposits	7,988	10,914	16,675	33,548	48,419
Borrowings	2,086	2,571	2,807	7,481	11,981
Total interest expense	10,074	13,485	19,482	41,029	60,400

Net interest income	51,617	48,447	43,132	144,932	126,066

Provision for credit losses	1,548	1,367	172	6,979	1,943

Net interest income after provision for credit losses	50,069	47,080	42,960	137,953	124,123

Noninterest income:
Asset management, consulting and other fees	7,368	6,733	7,304	21,863	21,234
Gain on sale of loans	15,140	—	4,218	15,140	4,218
Other income	1,133	2,236	2,460	6,282	6,126
Total noninterest income	23,641	8,969	13,982	43,285	31,578

Noninterest expense:
Compensation and benefits	17,914	18,288	17,167	56,059	53,402
Occupancy and depreciation	6,052	5,855	5,450	17,419	15,485
Professional services and marketing costs	2,077	2,049	1,745	5,880	5,773
Customer service costs	1,723	1,622	5,920	5,717	13,592
Other expenses	2,829	3,123	2,412	9,329	9,669
Total noninterest expense	30,595	30,937	32,694	94,404	97,921

Income before taxes on income	43,115	25,112	24,248	86,834	57,780
Taxes on income	12,177	7,258	6,892	24,831	16,755
Net income	$30,938	$17,854	$17,356	$62,003	$41,025

Net income per share:
Basic	$0.69	$0.40	$0.39	$1.39	$0.92
Diluted	$0.69	$0.40	$0.39	$1.38	$0.91
Shares used in computation:
Basic	44,625,668	44,620,716	44,639,481	44,638,634	44,602,368
Diluted	44,885,776	44,812,369	44,935,308	44,883,612	44,876,614

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Selected Financial Data:
Return on average assets	1.79%	1.06%	1.10%	1.24%	0.90%
Return on average equity	18.9%	11.3%	11.7%	13.0%	9.5%
Return on average tangible equity (1)	22.2%	13.3%	14.0%	15.3%	11.4%
Efficiency ratio (2)	40.1%	53.0%	59.5%	49.4%	63.1%
Net interest margin	3.03%	2.96%	2.89%	2.97%	2.87%
Cost of deposits	0.57%	0.84%	1.31%	0.85%	1.35%
Loan to deposit ratio	93.9%	100.3%	94.3%	93.9%	94.3%
Noninterest income as a % of total revenues	31.4%	15.6%	24.5%	23.0%	20.0%
Loan originations	$413,962	$701,090	$485,817	$1,778,220	$1,379,250
Assets under management	4,524,061	4,292,252	4,244,079	4,524,061	4,244,079
Tangible common equity to tangible assets	9.12%	7.70%	8.09%	9.12%	8.09%
Book value per share	$15.19	$14.31	$13.53	$15.19	$13.53
Tangible book value per share	13.05	12.16	11.35	13.05	11.35

Asset Quality:
Nonperforming assets
Nonaccrual loans	$20,592	$15,512	$21,202	$20,592	$21,202
Other real estate owned	—	—	—	—	—
Total nonperforming loans	$20,592	$15,512	$21,202	$20,592	$21,202

Loans 30 - 89 days past due	$2,852	$14,526	$8,389	$2,852	$8,389
Accruing loans 90 days or more past due	2,403	—	106	2,403	106

Nonperforming assets to total assets	0.32%	0.22%	0.33%	0.32%	0.33%
Loans 30 - 89 days past due to total loans	0.06%	0.28%	0.19%	0.06%	0.19%
Allowance for credit losses to loans held for investment	0.52%	0.55%	0.46%	0.52%	0.46%
Allowance for credit losses to nonaccrual loans	117.4%	181.3%	96.7%	117.4%	96.7%
Net charge-offs (recoveries) to average loans - annualized	0.01%	0.03%	(0.01)%	0.01%	0.01%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Banking:
Interest income	$61,691	$61,932	$62,614	$185,961	$123,852
Interest expense	10,024	13,435	19,328	40,899	40,804
Net interest income	51,667	48,497	43,286	145,062	83,048
Provision for credit losses	1,548	1,367	172	6,979	1,771
Noninterest income	17,976	3,635	8,173	26,270	6,465
Noninterest expense	24,949	25,042	26,397	76,235	52,388
Income before taxes on income	$43,146	$25,723	$24,890	$88,118	$35,354

Wealth Management:
Noninterest income	$6,020	$5,631	$6,161	$18,139	$11,713
Noninterest expense	5,166	5,404	5,423	16,735	11,085
Income before taxes on income	$854	$227	$738	$1,404	$628

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	50	50	154	130	114
Net interest income	(50)	(50)	(154)	(130)	(114)
Noninterest income	(355)	(297)	(352)	(1,124)	(582)
Noninterest expense	480	491	874	1,434	1,754
Income before taxes on income	$(885)	$(838)	$(1,380)	$(2,688)	$(2,450)

FIRST FOUNDATION INC.

SELECTED INFORMATION: LOAN AND DEPOSIT BALANCES - Unaudited

(in thousands)

	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Loans
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$2,084,175	$2,556,332	$2,369,081	$2,143,919	$1,941,624
Single Family	818,436	839,537	851,443	871,181	896,607
Subtotal	2,902,611	3,395,869	3,220,524	3,015,100	2,838,231
Commercial properties	770,964	774,939	793,182	834,042	871,225
Land	57,722	65,094	68,101	70,257	71,110
Total real estate loans	3,731,297	4,235,902	4,081,807	3,919,399	3,780,566
Commercial and industrial loans	858,744	875,464	696,596	600,213	566,390
Consumer loans	18,399	18,640	17,476	16,273	16,505
Total loans	4,608,440	5,130,006	4,795,879	4,535,885	4,363,461
Deferred fees and expenses	6,883	6,806	9,634	11,748	10,747
Total	$4,615,323	$5,136,812	$4,805,513	$4,547,633	$4,374,208

Loans held for sale	$512,598	$527,970	$520,721	$503,036	$501,860

Deposits
Demand deposits:
Noninterest-bearing	$1,890,028	$1,770,382	$1,315,114	$1,192,481	$1,532,105
Interest-bearing	396,938	411,053	384,215	386,276	350,344
Money market and savings	1,922,264	1,643,871	1,380,903	1,334,736	1,316,899
Certificates of deposits	1,254,583	1,822,535	1,950,595	1,977,651	1,971,218
Total	$5,463,813	$5,647,841	$5,030,827	$4,891,144	$5,170,566

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Average Balances:
Loans	$5,644,646	$5,475,796	$5,282,338	$5,401,754	$5,062,689
Securities	840,593	919,788	616,424	919,712	732,262
Total interest-earnings assets	6,814,550	6,550,312	5,985,601	6,504,024	5,856,354
Deposits: interest-bearing	3,769,335	3,791,997	3,553,660	3,755,796	3,520,069
Deposits: noninterest-bearing	1,832,709	1,442,333	1,508,290	1,514,954	1,270,845
Borrowings	698,860	810,844	486,807	730,763	640,267

Average Yield / Rate:
Loans	3.91%	4.03%	4.27%	4.08%	4.40%
Securities	2.91%	2.84%	3.47%	2.85%	3.22%
Total interest-earnings assets	3.62%	3.78%	4.18%	3.81%	4.25%
Deposits (interest-bearing only)	0.84%	1.16%	1.86%	1.19%	1.84%
Deposits (noninterest and interest-bearing)	0.57%	0.84%	1.31%	0.85%	1.35%
Borrowings	1.19%	1.28%	2.29%	1.37%	2.50%
Total interest-bearing liabilities	0.90%	1.18%	1.91%	1.22%	1.94%

Net Interest Rate Spread	2.72%	2.61%	2.27%	2.59%	2.31%

Net Interest Margin	3.03%	2.96%	2.89%	2.97%	2.87%

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

●	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and may exclude one-time and non-operating items of income or expense. Core deposit intangible amortization for the three and nine months ended September 30, 2020, and the three months ended June 30, 2020, of $0.5 million, $1.5 million, and $0.5 million, respectively, was excluded from noninterest expenses. For the nine months ended September 30, 2019, a $0.1 million of gain on sale of REO was excluded from noninterest income.

●	Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $95.7 million, $96.2 million, and $97.7 million of goodwill and intangible assets as of September 30, 2020, June 30, 2020, and September 30, 2019, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.
●	Average tangible equity is equal to average common equity less $96.0 million, $96.4 million, and $98.0 million of average goodwill and intangible assets for the quarters ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively, and less $96.4 million and $98.9 million of average goodwill and intangible assets for the nine months ended September 30, 2020 and 2019, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended September 30, 2020 as Compared to Quarter Ended June 30, 2020

Our net income and income before taxes for the three months ended September 30, 2020 were $30.9 million and $43.1 million, respectively, as compared to $17.9 million and $25.1 million, respectively, in the three months ended June 30, 2020. The $18 million increase in income before taxes was the result of a $17.4 million increase in income before taxes for Banking and a $0.6 million increase in income before taxes for Wealth Management. The increase in Banking was due to higher net interest income and noninterest income.

Our effective tax rate for the three months ended September 30, 2020 was 28.2% as compared to 28.9% for the three months ended June 30, 2020 and as compared to our statutory tax rate of 29.0%.

Net interest income increased 7% from $48.4 million in the second quarter of 2020, to $51.6 million in the third quarter of 2020 due to a 25% decrease in interest expense. The net interest margin increased from 2.96% in the second quarter of 2020 to 3.03% in the third quarter of 2020 due to an increase in the net interest rate spread. The net interest rate spread increased from 2.61% in the second quarter of 2020 to 2.72% in the third quarter of 2020 due to a decrease in the cost of our interest-bearing liabilities. The decrease in the cost of interest-bearing liabilities was due to decreased costs of interest-bearing deposits, resulting from decreases in deposit market rates and decreases in our borrowing costs due to declines in the Fed Funds rates, which strongly influence our borrowing rates. The average balance outstanding under the holding company line of credit increased from $4.1 million in the second quarter of 2020 to $5.3 million in the third quarter of 2020.

The provision for credit losses in the third quarter of 2020 was $1.5 million, as compared to $1.4 million in the second quarter of 2020. The $1.5 million provision for credit losses in the third quarter of 2020 was due to $0.1 million of net chargeoffs and a $5.7 million increase in the allowance for credit losses for investments.  With the current interest rate environment and the increase we have experienced in prepayment speeds in our interest-only strip securities, this allowance represents the change in expected cash flows on these securities.  These increases were partially offset by a $3.9 million decrease in the allowance for credit losses for loans, which was a result of a decrease in loans held for investment, as $513 million of loan balances were transferred to the held for sale category in preparation for a securitization next year, as well as a slight improvement in the economic scenario we utilize for the CECL calculation.

The $1.4 million provision for credit losses in the second quarter of 2020 was due to the growth in loan balances and $0.4 million of net chargeoffs.

Noninterest income in Banking increased from $3.6 million in the second quarter of 2020 to $18 million in the third quarter of 2020 due to gains on the sale of loans of $15.1 million, which was partially offset by a $1.3 million valuation allowance on mortgage servicing rights, which was due to an increase in prepayment speeds. Noninterest income for Wealth Management increased by $0.4 million in the third quarter of 2020 when compared to the second quarter of 2020 due primarily to higher levels of fees earned on AUM.

Noninterest expense in Banking decreased from $25.0 million in the second quarter of 2020 to $24.9 million in the third quarter of 2020. Compensation and benefits were $0.2 million lower in the third quarter of 2020, due to a decrease in the number of full time equivalent employees (“FTE”), from 437.4 in the second quarter of 2020, to 424.8 in the third quarter of 2020. Occupancy and depreciation expenses increased by $0.2 million in the third quarter of 2020 when compared to the second quarter of 2020 due primarily to higher core processing costs related to higher volumes and services. Noninterest expenses for Wealth Management decreased by $0.2 million in the third quarter of 2020 due to lower compensation and benefits costs.

Quarter Ended September 30, 2020 as Compared to Quarter Ended September 30, 2019

Our net income and income before taxes in the three months ended September 30, 2020 were $30.9 million and $43.1 million, respectively, as compared to $17.4 million and $24.2 million, respectively, in the three months ended September 30, 2019. The $18.9 million increase in income before taxes was the result of a $18.3 million increase in income before taxes for Banking, a $0.1 million increase in income before taxes for Wealth Management and a $ 0.4 million decrease in corporate noninterest expenses. The increase in Banking was due to higher net interest income, higher noninterest income and lower noninterest expenses. The increase in Wealth Management was due to lower noninterest expenses, offset partially by lower noninterest income.

Our effective tax rate for the third quarter of 2020 was 28.2% as compared to 28.4% for the third quarter of 2019 and as compared to our statutory tax rate of 29.0%.

Net interest income increased 20% from $43.1 million in the third quarter of 2019, to $51.6 million in the third quarter of 2020 due to a 14% increase in interest-earning assets and an increase in the net interest rate spread. The net interest rate spread increased from 2.27% in the third quarter of 2019 to 2.72% in the third quarter of 2020 due to a decrease in the cost of interest-bearing liabilities, from 1.91% in the third quarter of 2019, to 0.90% in the third quarter of 2020, which was partially offset by a decrease in yield on interest-earning assets, from 4.18% in the third quarter of 2019, to 3.62% in the third quarter of 2020. The decrease in the cost of interest-bearing liabilities was due to decreased costs of interest-bearing deposits, resulting from decreases in deposit market rates, and decreased costs of borrowings, as the average rate on FHLB advances and other overnight borrowings decreased from 2.29% in the third quarter of 2019 to 1.19% in the third quarter of 2020. The yield on interest-earning assets decreased due to decreases in yields on loans and securities and an increase in the proportion of lower yielding securities and deposits to total interest-earning assets. The yield on loans decreased due to accelerated payoffs of higher yielding loans during the last year and the decrease in market rates, which resulted in lower rates on loans added to the portfolio. The yield on securities decreased due to the purchase of $576 million of securities in the third quarter of 2019 at current market rates, which were lower than the overall yield realized in 2019. The average balance outstanding under the holding company line of credit decreased from $10.5 million in the third quarter of 2019 to $5.3 million in the third quarter of 2020, resulting in a $0.1 million decrease in corporate interest expense.

The provision for credit losses in the third quarter of 2020 was $1.5 million, as compared to $0.2 million in the third quarter of 2019. The $1.5 million provision for credit losses in the third quarter of 2020 was due to $0.1 million of net chargeoffs and a $5.7 million increase in the allowance for credit losses for investments.  With the current interest rate environment and the increase we have experienced in prepayment speeds in our interest-only strip securities, this allowance represents the change in expected cash flows on these securities.  These increases were partially offset by a $3.9 million decrease in the allowance for credit losses for loans, which was a result of a decrease in loans held for investment, as $513 million of loan balances were transferred to the held for sale category in preparation for a securitization next year, as well as a slight improvement in the economic scenario we utilize for the CECL calculation.

The $0.2 million provision for credit losses in the third quarter of 2019 was due to the growth in loan balances and $0.1 million of net recoveries.

Noninterest income in Banking in the third quarter of 2020 was $9.8 million higher than the third quarter of 2019 due to an increase in gains on sales of loans, offset partially by a decrease in other loan fees. Gains on sales of loans increased by $10.9 million, with $15.1 million in the third quarter of 2020, as compared to $4.2 million in the third quarter of 2019. Other loan fees decreased by $1.4 million due to a $1.3 million valuation allowance on mortgage servicing rights, which was due to an increase in prepayment speeds. Noninterest income for Wealth Management decreased by $0.1 million in the third quarter of 2020 when compared to the corresponding period in 2019 due primarily to lower levels of fees earned on AUM.

Noninterest expense in Banking decreased from $26.4 million in the third quarter of 2019 to $25.0 million in the third quarter of 2020 primarily due to lower customer service costs, which were partially offset by higher compensation and benefits, and occupancy and depreciation expenses. The $4.2 million decrease in customer service costs was due to decreases in the earnings credit rates paid on deposit balances, as interest rates have declined. Compensation and benefits were $1.1 million higher due to higher compensation costs and commission costs related to higher production volume during 2020. Occupancy and depreciation costs were $0.6 million higher due primarily to higher core processing costs related to higher volumes and services added during 2020. Noninterest expenses for Wealth Management decreased by $0.3 million in the third quarter of 2020, when compared to the third quarter of 2019, due to lower compensation and benefits expenses. The $0.4 million decrease in corporate expenses was due primarily to lower professional services and marketing and other expenses.

Changes in Financial Position

During the first nine months ended September 30, 2020, total assets increased by $168 million primarily due to an increase in cash and cash equivalents and loans, which was partially offset by a decrease in securities. During the first nine months ended September 30, 2020, securities decreased by $124 million primarily due to payoffs of mortgage backed securities. Loans and loans held for sale increased $77 million in the first nine months ended September 30, 2020 as a result of $1.8 billion of originations, which were partially offset by payoffs or scheduled payments of $1.1 billion and loan sales of $553 million. The $573 million growth in deposits during the first nine months of 2020 included increases in specialty deposits of $564 million, branch deposits of $353 million, and digital channel deposits of $329 million, which were partially offset by a $674 million decrease in wholesale deposits. Borrowings decreased by $474 million during the first nine months ended September 30, 2020 as cash provided by the increase in deposits, which exceeded the growth in our assets, was used to pay down our borrowings at the Bank. At September 30, 2020 and December 31, 2019, the outstanding balance on the holding company line of credit was $9 million and $10 million, respectively.

Our credit quality remains strong, as our ratio of nonperforming assets to total assets is at 0.32% at September 30, 2020. We recorded $0.1 million and $0.6 million of net loan chargeoffs in the first nine months ended September 30, 2020 and 2019, respectively. At September 30, 2020 and December 31, 2019, the ratio of the allowance for credit losses to loans, was 0.52% and 0.46%, respectively.